Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II, with respect to Tradr 2X Long CIEN Daily ETF, Tradr 2X Long FANG Daily ETF, Tradr 2X Long FN Daily ETF, Tradr 2X Long FTAI Daily ETF, Tradr 2X Long IBRX Daily ETF, Tradr 2X Long LASR Daily ETF, Tradr 2X Long LHX Daily ETF, Tradr 2X Long LNG Daily ETF, Tradr 2X Long LSCC Daily ETF, Tradr 2X Long MKSI Daily ETF, Tradr 2X Long OWL Daily ETF, Tradr 2X Long Q Daily ETF, Tradr 2X Long RMBS Daily ETF, Tradr 2X Long SWMR Daily ETF, Tradr 2X Long TE Daily ETF, Tradr 2X Long TSEM Daily ETF and Tradr 2X Long VLO Daily ETF, each a series of shares of Investment Managers Series Trust II, under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 23, 2026